Contacts:
Investor Relations	Media Relations
Cathy Yao	Benjamin Thiele-Long
cathy.yao@petco.com	benjamin.thiele-long@petco.com

FOR IMMEDIATE RELEASE: September 15, 2023

Petco to Participate in the Evercore ISI Virtual Pet Care Summit

San Diego, September 15, 2023 – Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), today announced that Brian LaRose, Chief Financial Officer, and Dr. Whitney Miller, DVM, Chief Veterinarian, will participate at the Evercore ISI Virtual Pet Care Summit on September 20, 2023.

Mr. LaRose will participate in a fireside conversation at approximately 11:40 a.m. Eastern Time.

Dr. Miller will participate in a panel discussion on pet services at approximately 12:30 p.m. Eastern time.

The webcast of both events will be available via the Company's investor relations page at ir.petco.com. A replay of the webcasts will be archived on the Company's website through October 4, 2023.

About Petco, The Health + Wellness Co.:

Founded in 1965, Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. We’ve consistently set new standards in pet care while delivering comprehensive pet wellness products, services and solutions, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 pet care centers across the U.S., Mexico and Puerto Rico, which offer merchandise, companion animals, grooming, training and a growing network of on-site veterinary hospitals and mobile veterinary clinics. Our complete pet health and wellness ecosystem is accessible through our pet care centers and digitally at petco.com and on the Petco app. In tandem with Petco Love, a life-changing organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for nearly 7 million animals.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Although Petco believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that Petco identifies in its Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. Petco undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.